AMENDMENT TO THE BYLAWS
OF
DWS RREEF REAL ESTATE FUND, INC.

	This Amendment to the Bylaws of DWS
RREEF Real Estate Fund, Inc., a Maryland
corporation, is effective as of November 6, 2009.
      A new Article XIV is hereby added to the
Fund's Amended and Restated Bylaws as follows:
ARTICLE XIV
CERTAIN ELECTIONS
        Section 1.    Exemption from Control Share
Acquisition Statute.    The provisions of Sections 3-
701 to 3-710 of the Maryland General Corporation
Law ("MGCL") shall not apply to any acquisition by any person, and affiliates (as the term "affiliate" is defined in Rule 13d-3 under the Securities
Exchange Act of 1934, as amended (the "Exchange
Act")) and associates (as the term "associate" is defined in Section 3-701 of the MGCL) thereof, of shares of capital stock of the Corporation so long as such person's voting power in the election of directors of the Fund (which are to be elected by the holders of the common stock of the Fund), together with the voting power in the election of directors of the Fund (which are to be elected by the holders of the common stock of the Fund) of all "affiliates" (as the term "affiliate" is defined in Rule 13d-3 under the Exchange Act) and associates (as the term
"associate" is defined in Section 3-701 of the
MGCL) thereof, excluding any such voting power solely by virtue of a revocable proxy, remains below one-third of all such voting power. Pursuant to Article XIII of these Bylaws, the Board of Directors may repeal this section, in whole or in part, at any time, whether before or after an acquisition of control shares.


C:\Documents and Settings\e466606\Local Settings\Temporary Internet Files\OLK1A\Item 77Q-1 - RREEF - By-Law Amendment (11 06 09).DOC